CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 24, 2014, relating to the financial statements and financial highlights of Integrity Managed Portfolios, comprising Kansas Municipal Fund, Nebraska Municipal Fund, Oklahoma Municipal Fund, Maine Municipal Fund, and New Hampshire Municipal Fund (the "Funds"), for the year ended July 31, 2014 and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

November 24, 2014